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                                                              Exhibit 10.20


                              AMENDED AND RESTATED
                                ARTIST AGREEMENT

         This Amended and Restated Artist Agreement (the "Agreement") is dated as of June 5, 1998 and is between Radio Unica Network, Inc. a Delaware corporation (the "Corporation") with a principal place of business located at 8400 N.W. 52nd Street, Miami, Florida 33166 and Raque Productions, a Florida corporation ("Raque Productions") with a principal place of business located at 7230 S.W. 104th Street, Miami, Florida.

                                    RECITALS

    A. Pedro Sevcec (the "Artist") is currently providing services to Radio Unica Corp., the Corporation's parent company, as the host of a live, Spanish language radio program pursuant to the terms of a certain Artist Agreement dated June l, 1997 (the "Original Agreement").

    B. Radio Unica Corp., through its wholly-owned subsidiary, the Corporation, desires to continue to engage Artist through Raque Productions, a corporation owned and controlled by Artist, and Artist, through Raque Productions, desires to continue to provide services to Radio Unica Corp. indirectly through the Corporation in accordance with the terms of this Agreement which amends, restates and replaces the Original Agreement.

    NOW, THEREFORE, in consideration of the mutual undertakings herein set forth, the parties agree as follows:

    (1) Engagement; Exclusivity. The Corporation hereby engages Raque Productions to cause Artist to render his exclusive (as further described in Section 9 below) services to the Corporation during the term of this Agreement. Raque Productions hereby accepts such engagement, and undertakes to, and to cause the Artist to, perform all the duties and obligations to be performed hereunder.

    (2) Duties and Services.

         (a) The Artist's services shall consist of hosting a live Spanish-language radio program (the "Program") for up to, but no more than, three (3) hours a day, five (5) days per week, for a total of up to, but no more than, two hundred sixty (260) shows per year.

         (b) Raque Productions shall cause the Artist to make himself available for a reasonable number of personal appearances at the Corporation's request in connection with the Program at no additional charge, not to exceed four (4) per calendar quarter, provided that the appearances do not interfere with the Artist's prior bona fide professional contractual commitments.


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All reasonable expenses for such appearances including travel and hotels, if necessary, shall be the responsibility of the party requesting that the Artist make such an appearance.

         (c) Raque Productions shall cause the Artist to record a reasonable number of personalized promotional announcements for the Program on behalf of the Corporation and the stations clearing the Program, which announcements shall be subject to the prior approval of the Corporation. Raque Productions shall also cause the Artist to provide a reasonable number of live lead-ins and opening and closing billboards.

         (d) In the event that Corporation provides notice to Raque Productions of any particular subject matter that shall not be addressed or discussed on the Program, Raque Productions shall cause the Artist not to, following receipt of said notice from Corporation, address or discuss (or allow to be addressed or discussed) such subject matter on the Program. Raque Productions shall cause the Artist to provide to Corporation descriptions of the subject matter for upcoming Program broadcasts, periodically during the term and promptly upon any request therefor by the Corporation. In the event that the Corporation provides notice to Raque Productions of any subject matter (including, without limitation, references by the Artist to certain commercial sponsors, advertisers or entities or events related to Corporation or the Program or voice-overs, vignettes or promotional mentions by the Artist that refer to any such parties or events requested by Corporation) that Corporation wishes to be referred to, addressed and discussed on the Program or of any other requests of Corporation with respect to program format, Raque Productions shall, promptly following receipt of said notice from Corporation, cause the Artist to comply with Corporation's request(s) in any such notice.

    (3) Term. The term of this Agreement commenced on June 1, 1997 and shall continue for a period of three (3) years from the date first set forth above (the "Initial Term"), unless further extended as provided in Section 5 or
Section 14, or sooner terminated as provided in Section 16 or Section 17. The aforesaid period is herein called the Initial Term.

    (4) Compensation. Provided that the services to be performed hereunder are satisfactorily performed, the Corporation shall pay to Raque Productions for the services and for all rights herein granted and agreed to be granted to the Corporation the following:

         (a) A creative fee ("Creative Fee") of Forty Thousand dollars ($40,000) per annum, payable monthly; provided that for the months December 1997 through September 1998, Creative Fee payments shall be payable in a lump sum amount equal to $3,333 multiplied by ten (10), or $33,333, on October 1, 1998 or October 2, 1998.

         (b) Additional compensation ("Commission Amounts") of fifteen percent (15%) of Net Program Revenue (as defined in Exhibit A attached hereto and incorporated herein), payable thirty (30) days following receipt of Net Program Revenue; provided that said Commission Amounts shall total no less than $110,000 per 12-month period during the Initial Term (or a pro-rata portion


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thereof for any partial 12-month period) commencing as of December 1, 1997, and through the remainder of the term ("Minimum Commission Amount") regardless of the amount of Net Program Revenue generated during the 12-month period during the Initial Term, with the positive difference (if any) between the Minimum Commission Amount and all Commission Amounts paid to Raque Productions during such 12-month period payable to Raque Productions within forty-five (45) days of the conclusion of each such 12-month period; provided that for the 12-month period commencing December 1, 1997 and ending November 31, 1998, any such positive difference will be paid to Raque Productions on October 1, 1998 or October 2, 1998 (and if and to the extent that Commission Amounts less than or equal to the amount of the positive difference so paid to Raque Productions on October 1, 1998 or October 2, 1998 become payable to Raque Productions based upon Net Program Revenue during October 1998 or November 1998, then such positive difference amount shall constitute an advance of said October 1998 and November 1998 Commission Amounts such that no additional Commission Amounts up to such positive difference amount shall then be payable to Raque Productions).

         (c) Artist has been granted certain options to purchase shares of the Corporation's common stock, which options are represented by the five Stock Option Certificates attached hereto and incorporated herein as Exhibit B and are issued pursuant to and governed by the 1997 Stock Option Plan of the Corporation (the "Plan"). A copy of the Plan is also attached as Exhibit B.

         (d) Raque Productions acknowledges that except as specifically referenced in Section 4(a) above, all compensation payable for services rendered by the Artist prior to the date first set forth above has been paid by the Corporation. Upon termination of this Agreement, whether through natural expiration of the Term, premature termination of term or otherwise (except as specifically set forth in Section 15(a) below), compensation amounts referenced in Section 4(a) and 4(b) above shall only be due and payable through the date of termination (based upon a pro-ration of the Creative Fee amount and the Minimum Commission Amount through the date of termination).

    (5) Option to Extend Term.

         (a) In consideration of the execution of this Agreement by the Corporation, Raque Productions hereby grants to the Corporation the following rights or options: To extend the term of the Agreement for an additional period of one (1) year (herein called the First Extension Period) from the expiration of the Initial Term, upon the same terms and conditions as those herein contained.

         (b) The foregoing option may be exercised no later than thirty (30) days prior to the expiration of the Initial Term by notice served upon Raque Productions.

         (c) Whenever in this Agreement the words "the terms hereof" or "the term of this agreement" are used; such words shall mean and include not only the Initial Term, but also the First Extension Period if the option with respect thereto is exercised.


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    (6) Right of First Refusal. Upon termination or expiration of this Agreement or termination of the contractor relationship created hereunder, whichever occurs later, and for a period of six (6) months thereafter, Raque Productions shall (and shall cause the Artist to) prior to entering into an agreement with a third party for services on or to any radio station or radio network, first submit to the Corporation the name of the third party and terms and conditions which Raque Productions or the Artist is prepared to accept from the third party, and the Corporation shall have the right, within twenty-one (21) business days after receipt of such terms and conditions, to notify Raque Productions or the Artist that the Corporation elects to enter into an agreement with Raque Productions or the Artist on those identical terms and conditions. If the Corporation does not respond within the twenty-one (21) business days, Raque Productions or the Artist shall be free to enter into an agreement with the third party on the terms and conditions submitted to the Corporation.

    (7) Performance. Raque Productions shall cause the Artist to devote all necessary time, attention and energy to the performance of his services hereunder; to perform the same conscientiously and to the full limit of his ability at all times and to promptly and faithfully comply with all the reasonable instructions, directions, requests, rules and regulations of the Corporation m connection therewith.

    (8) Place of Performance. The services to be rendered hereunder shall be rendered in Miami-Dade County, Florida or, subject to the approval of the Corporation, at such place or places outside Miami-Dade County, Florida, taking into consideration Artist's prior television or other commitments; it being understood that Artist shall be available to provide services in Miami-Dade County at each live Program broadcast.

    (9) Radio Services Exclusive.

         (a) Raque Productions and the Artist agree to the Corporation's exclusive right to Artist's services in the fields of network or syndicated radio or continuing radio series in the Spanish language; it being specifically understood that Artist will not, so long as this Agreement shall continue in effect, without the Corporation's prior written consent, appear or perform any services whatsoever, live, by recording, or otherwise, on any radio syndicator network or on any radio stations in the Spanish language; except that Artist may make occasional guest appearances on single or continuing programs on network or local radio stations or radio network, and may additionally, subject to the prior written consent of the Corporation, which shall not be unreasonably withheld, provide his services as a spokesperson in commercial advertisements and product endorsements.

         (b) The Corporation recognizes that Artist has, in connection with his performances on television, granted to others the right to use his name, voice and likeness for the purpose of promoting and advertising the same. However, Raque Productions and Artist shall not, during the term hereof, grant any such right to any others (within the radio industry or any other industry) without the Corporation's prior written consent, as specified in Section 9(a) above.


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    (10) Artist's Conduct. Artist shall not during the term hereof act in a manner tending to be offensive to decency, morality, or social propriety, or tending to result in scandal, ridicule or contempt, or tending to provoke any retaliatory action or boycott against himself or the Corporation.

    (11) Ownership of Results and Proceeds.

         (a) In addition to Artist's services, the Corporation shall be entitled to, and shall own solely and exclusively, all the results and proceeds thereof, and all rights of every kind therein. Raque Productions and Artist acknowledge and agree that they shall have no ownership interest in the Program or any Program materials, marks or concepts created or owned by the Corporation, or any portion thereof. Said items shall be owned by the Corporation, and the Corporation shall have the right to exploit any or all of said materials in any form, manner or media during and after the term of this Agreement, as between the parties hereto, in the Corporation's sole discretion without limitation and without any further consideration to Raque Productions. The parties agree that Artist is a contractor "for hire" and that the Program shall be considered a "work made for hire" under the United States Copyright Act of 1976, as amended. To the extent that the Program is not deemed a "work made for hire," Artist and Raque Productions hereby assign to the Corporation all rights, title and interest in and to the Program. Raque Productions and Artist acknowledge that Artist's name, voice, performances and services hereunder and the results and proceeds of those performances and services may be so exploited by the Corporation for profit or otherwise by any means or method. Raque Productions and Artist hereby acknowledge that the Corporation is the owner of (i) said results and proceeds, (ii) the right to use and to permit others to use Artist's name, voice, and biographical material for an in connection with use of said results and proceeds (it being understood that said right is exclusive to the Corporation only as to said result and proceeds) and (iii) all rights of every kind and nature in and to said results and proceeds.

         (b) Raque Productions and Artist hereby assign and transfer to the Corporation all their right, title and interest in such results and proceeds, without reservation, condition or limitation. If the Corporation desires to secure separate assignments thereof, Raque Productions and/or Artist shall promptly execute and deliver the same to the Corporation upon request.

         (c) Raque Productions and Artist shall not transfer or attempt to transfer to anyone other than the Corporation, any right, title or interest in or to any of the foregoing, nor shall Raque Productions or Artist at any time make or purport to make any grant to any third party in derogation thereof.

         (d) The provisions of this Section 11 shall remain in full force and effect regardless of the termination of this Agreement, and regardless of whether such termination occurs through expiration or as a result of cancellation by the Corporation.


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    (12) Use of Name and Likeness.

         (a) Except as otherwise specifically provided in Section 12(b) below, the Corporation shall have the exclusive right during the term hereof to use Artist's name, voice and likeness for advertising and promoting the radio programs and the radio network for which Artist has rendered services to the Corporation, and the non-exclusive right to use the same after the termination of this agreement in connection with the above.

         (b) The use hereinabove referred shall not, without Raque Productions's written consent, include the use of Artist's name, voice or likeness for general commercial purposes, such as the advertising or promotion of a product, service or station, by way of endorsement or otherwise (notwithstanding references of the type referred to in the parenthetical in Section 2(d) above which shall not require the prior written consent of Raque Productions).

    (13) Insurance. The Corporation shall have the right to apply, at any time or from time to time, in its own name or otherwise, and at its own expense, for life, health, accident or other insurance covering Artist, in order to protect its interest hereunder. Raque Productions shall and shall cause Artist to assist the Corporation in procuring such insurance by submitting to the customary medical examination and by signing such papers as may reasonably be required in connection therewith. Raque Productions and Artist shall have no right, title or interest in or to such insurance.

    (14) Corporation's Right to Suspend. The Corporation shall have the right to suspend the operation of this Agreement, both as to services and compensation, for a period equal to all or any part of the period or aggregate of periods during which any contingency mentioned in Section 17 occurs. No compensation shall be due for the duration of such suspension period, either during or after the period.

         (a) The Corporation shall give Raque Productions immediate notice of any suspension.

         (b) Upon the resumption of the operation of this Agreement, the Corporation shall have the right to extend the term hereof for a period equal to all or any part of the period of suspension.

         (c) Any such right of extension shall be exercised by notice served upon Raque Productions prior to the expiration of the then current period.

    (15) Corporation's Right to Terminate.

         (a) Termination by Corporation Without Cause. The Corporation shall have the right to terminate and cancel this Agreement without cause, at any time upon ninety (90) days' prior written notice to Raque Productions. Upon termination without cause, the Corporation shall pay to


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Raque Productions for Artist a severance compensation package equal to three (3)
months of the Creative Fee applicable at the time of termination.

         (b) Termination by Corporation for Cause. The Corporation shall have the right, at its option, to terminate this Agreement at any time upon or during the occurrence of the following: (1) any contingency mentioned in subsection (a) of Section 17 if it continues for more than two (2) weeks; or (2) any contingency mentioned in subsection (b) of Section 17 if it continues for more than six (6) weeks; or (3) any contingency mentioned in subsections (c), (d) or
(e) of Sections 17.

         (c) No Further Obligations. In the event of the termination of this Agreement in accordance with the foregoing provisions, the Corporation shall upon such termination, be released from all further obligations to Raque Productions and Artist hereunder, except that it shall be liable to Raque Productions for such compensation as may have been unpaid and due prior thereto. Termination by the Corporation shall not be deemed to be a waiver on its part of any other rights or remedies it may have by reason of the circumstances on which the termination is predicated.

    (16) Raque Productions's Right to Terminate. Raque Productions shall have the right to terminate this Agreement any time during the occurrence of any contingency mentioned in subsection (b) of Section 17 if the Corporation has suspended this Agreement for such contingency and such suspension continues for a period of six (6) weeks or more. If Raque Productions elects to terminate as aforesaid, it shall do so by notifying the Corporation to that effect upon the expiration of the six-week (6) period. If within five (5) days after receipt of Raque Productions's notice of termination, the Corporation resumes the payment of compensation to Raque Productions and continues such payment during the remainder of the continuance of the contingency, then notwithstanding Raque Productions's notice, this Agreement shall not be terminated, but shall remain in full force and effect. However, in that event the Corporation shall not thereafter have the right to suspend or terminate this Agreement for the same contingency, whether occurring during the same period of the term hereof or during any subsequent option period.

    (17) Contingencies. The contingencies mentioned in Sections 14, 15 and 16 shall be as follows:

         (a) The inability of Artist to fully perform the services required hereunder by reason of mental or physical incapacity or accident or any other cause that renders such non-performance excusable at law.

         (b) The hampering or interruption of the operation of the Corporation's business by force majeure or any other cause beyond the Corporation's control, or the failure to achieve or sustain significant advertiser expenditures and/or program ratings.

         (c) The failure or refusal of Artist to render the services required hereunder to the best of his ability as, when and wherever instructed by the Corporation, except for any cause mentioned in subsection (a) or (b) of this
Section 17.


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         (d) Artist's failure or inability to qualify for insurance at any time during the original term hereof or during any option period.

         (e) The breach by Raque Productions or Artist of any material provision of this agreement.

    (18) No Obligation to Use Services. Subject to Corporation's obligation to pay Raque Productions the compensation specified in Section 4 (except as otherwise provided in Sections 14 and 15) the Corporation shall not be obligated to use Artist's services, and shall not be liable to Raque Productions or Artist in any way for failure to do so in whole or in part.

    (19) Equitable Relief. It is acknowledged that the services the Artist is to render to the Corporation are of a special and extraordinary character that gives them a unique value; that the loss of such services could not be reasonably or adequately compensated by damages in an action at law; and that a breach by the Artist of any provision hereof would cause the Corporation irreparable injury.

         (a) Accordingly, the Corporation shall be entitled to injunctive or other equitable relief to prevent such breach.

         (b) Resort by the Corporation to such relief shall not be construed as a waiver by it of any other rights it might have for damages or otherwise.

         (c) If Raque Productions or Artist at any time indicates to the Corporation that the Artist does not intend to perform his obligations hereunder, such indication shall constitute a breach hereunder.

         (d) The Corporation's rights and remedies by reason of Artist's or Raque Productions's breach of obligations hereunder shall be cumulative; and the exercise of any one of more of them shall not be exclusive of any other or others the Corporation might have under this Agreement by law.

    (20) Non-Disclosure of Confidential Information. Raque Productions acknowledges that the Artist will be given access to Confidential Information of the Corporation which means all trade practices, plans advertising rate lists, supplier lists, customer lists, marketing plans, financial information, and all other compilations of information which relate to the business of the Corporation, or any affiliate, customer or supplier of the Corporation, and which the Corporation has not disclosed to the public, or which is not otherwise generally available to the public. Except with the express prior written consent by Corporation, Raque Productions shall not, and shall cause Artist not to, directly or indirectly, communicate, disclose or divulge to any person, or use for his or its benefit or the benefit of any person, in any manner any Confidential Information of the Corporation acquired during his or its relationship with the Corporation, or any other confidential information concerning the conduct and details of the business of the Corporation prior to and after


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the date hereof, except as required in the course of rendering services to the
Corporation or as otherwise may be required by law.

    (21) Compliance with Section 508 of the Communications Act of 1934. The parties understand and agree that Raque Productions shall cause Artist to comply with the provisions of Section 508 of the Communications Act of 1934, as amended. Without limiting the Corporation's right to terminate for any other cause, the Corporation shall have the right, upon violation of this provision, immediately to terminate this Agreement and the contractor relationship created hereunder for cause.

    (22) Right to Contract. Raque Productions represents and warrants to the Corporation that it has the full right and power to enter into this Agreement and to cause Artist to perform as described herein; that it and Artist do not now have, nor will at any time hereafter enter into, any contract or commitment with any third party that will prevent or interfere with the full and complete performance of its and Artist's obligations hereunder, or with the full exercise and enjoyment by the Corporation of its rights hereunder.

    (23) Relationship of Parties. The parties agree that Artist is acting as an independent contractor hereunder in the furnishing of his services to the Corporation. In connection therewith, Raque Productions shall have and assume full and exclusive responsibility for, and shall indemnify the Corporation against, any and all union payments, employer and employee contributions, taxes, penalties, interest and other sums arising under any federal, state or local laws, or any collective bargaining agreement, now or hereafter in effect, or otherwise in connection with services contemplated hereunder. Nothing herein contained shall be deemed to constitute a partnership between, or a joint venture by, or any agency relationship between, or an employment relationship between the parties. Neither party shall hold itself or himself out contrary to the terms of this clause, by any means whatsoever. Neither party shall be bound by, or become liable for, any representation commitment, act or omission whatsoever of the other contrary to the provisions hereof.

    (24) Covenant Not to Compete.

         (a) During the term hereof and for a period of six (6) months after this Agreement or the contractor relationship created hereunder has been terminated for any reason (whichever occurs later), with or without a cause, Artist shall not to compete directly or indirectly with the Corporation as an on-air personality, officer or director of, as a consultant to, or as an investor in any Spanish-language radio station, Spanish-language radio network or Spanish-language radio station group operator (for example, and not by way of limitation, Heftel or Spanish Broadcasting Systems) in any market in which the Program has been broadcast, nor shall Raque Productions or Artist solicit, interfere with or divert any other person who was, during the term hereof or the six (6) month period thereafter, an artist, sponsor, on-air personality, salesman, agent or other representative of the Corporation.



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         (b) In view of the Artist's substantial experience in the radio broadcasting environment and the nature of radio broadcasting, it may be difficult or impossible for the Corporation to show irreparable injury resulting from a breach of the covenant not to compete set forth in this Agreement. Raque Productions agrees therefore that in the event of any breach of the aforesaid covenant, irreparable injury to the Corporation will be presumed.

         (c) Raque Productions agrees that, in the event of any breach by Raque Productions of the covenant not to compete set forth in this Agreement, the six
(6) month period of noncompetition shall begin at such time as a finding of a breach is made by a court of law.

         (d) If it shall be determined that the duration or geographical limit of any restriction contained in this covenant is unenforceable, it is the intention of the parties that the restrictive covenant set forth herein shall not hereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this Section 24.

    (25) Notices. All notices hereunder shall be in writing, and shall be served by registered mail, telegraph or cable, duly addressed to the parties at their respective addresses hereinabove given. Either party may specify a different address for such purpose by notice given to the other in the same manner.

    If to the Corporation:       Joaquin F. Blaya
                                 Radio Unica Corp.
                                 8400 N.W. 52nd Street
                                 Miami, Florida 33166

    If to the Artist:            Raque Productions
                                 Attention:  Pedro Sevcec
                                 7230 S.W. 104th Street
                                 Miami, Florida 33156

    (26) Clause Headings. The headings of the clauses in this agreement are solely for the purpose of convenience. They are not a part hereof, and shall not be used in the construction of any provision.

    (27) Construction. This Agreement shall be construed in accordance with the laws of the State of Florida.

    (28) Waiver. No waiver by either party of the breach of any provision of this agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or similar nature.


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    (29) Modification. This agreement may not be changed or modified, nor may any provision hereof be waived, except by an agreement in writing signed by the party against whom enforcement of the change or modification is asserted.

    (30) Assignment, Etc. This agreement shall ensure to the benefit of, and shall be binding on, the Corporation's successors and assigns.

    (31) Attorney's Fees. If any litigation, including arbitration, arises as a result of the terms, conditions or provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and paralegals' fees at both the trial and appellate levels, as well as all costs and expenses.

    (32) Agreement Complete. This agreement constitutes the entire understanding between the parties. All previous representations and undertakings, whether oral or written, have been merged herein.

    IN WITNESS WHEREOF, the parties have executed this agreement this 5th day of June, 1998.

                            RADIO UNICA NETWORK, INC.

                            By: /s/ Steven E. Dawson
                               --------------------------------------
                               Steven E. Dawson, CFO

                            RAQUE PRODUCTIONS, a Florida corporation

                            By: /s/ Pedro Sevcec
                               --------------------------------------
                               Pedro Sevcec

AGREED TO AND ACKNOWLEDGED BY:

/s/ Pedro Sevcec
-------------------------------
Pedro Sevcec




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